Exhibit 99.1

For immediate release — Final

AAR REPORTS FIRST QUARTER 2018 RESULTS

•           First quarter sales of $439.2 million, up 8.5% from Q1 FY2017

•           Sales growth of 11.0% in our Aviation Services segment

•           First quarter diluted earnings per share of $0.31, up 10.7% from Q1 FY2017

WOOD DALE, ILLINOIS (September 19, 2017) — AAR CORP. (NYSE: AIR) today reported first quarter Fiscal Year 2018 consolidated sales of $439.2 million and net income of $10.6 million, or $0.31 per diluted share.  For the first quarter of the prior fiscal year, the Company reported sales of $404.8 million and net income of $9.5 million, or $0.28 per diluted share.  Last year’s first quarter results included a gain of $2.6 million from the sale of a product line.  During the first quarter of Fiscal Year 2018, we recognized a tax benefit of $1.2 million related to incremental tax benefits from stock compensation.

“Our Aviation Services segment delivered strong results once again as sales in the first quarter grew 11.0% from last year to $371.3 million, contributing to improved profitability. I am very pleased with our performance as we continue to execute on our strategy to expand our aviation services globally across the commercial and government markets,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. Sales growth in our industry-leading integrated supply chain solutions, MRO services, and aircraft and parts supply activities more than offset the impact from the wind-down of the KC-10 CLS Program, which contributed $26.9 million less than prior year’s sales.

During the quarter, we announced new contract awards that expand our comprehensive suite of services to newer generation aircraft.  We signed our first Airbus NEO customer to a new long-term component support agreement with Hawaiian Airlines which is expected to start in November 2017.  We also signed our first Boeing 737 MAX program with flydubai to provide comprehensive flight-hour component support for 100 aircraft which is expected to start in October 2017.

Subsequent to the end of quarter, we agreed to acquire two MRO businesses in Quebec and Ontario, Canada from Premier Aviation and announced a new long-term contract with Air Canada for airframe maintenance on their narrow-body and regional fleet including A319, A320, A321, and E-190 aircraft.  These airframe maintenance services will be performed in the newly acquired Canadian facilities.  Storch continued, “We are very pleased to have entered into this new long-term partnership with Air Canada as we continue to expand our airframe maintenance capabilities in North America.”

During the quarter, Aviation Services received a Notice to Proceed on the 15-year, $900 million Landing Gear Performance-Based Logistics One program with the US Air Force previously announced.  For this program, we are providing total supply chain management, including inventory logistics and repair services to support Air Force requisitions received for all C-130, KC-135 and E-3 landing gear parts.

Our Expeditionary Services segment experienced a sales decline of $2.3 million.

First quarter sales to commercial customers represented 70.4% of consolidated sales compared to 61.5% of consolidated sales in the first quarter of last year.  Sales to government and defense customers represented 29.6% of consolidated sales compared to 38.5% in the prior year’s quarter.

Selling, general and administrative expenses as a percentage of sales were 10.9% for the quarter, compared to 11.1% last year.

Net interest expense for the quarter was $1.7 million compared to $1.3 million last year due to higher borrowings.  During the quarter, we consumed $20.6 million of cash in operations, paid cash dividends of $2.6 million, or $0.075 per share, and repurchased 142,600 shares for $5.2 million.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on September 19, 2017. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will also be available by calling 855-859-2056 from inside the U.S. or 404-537-3406 from outside the U.S. (access code 46019250). The replay will be available from 7:15 p.m. CST on September 19, 2017 until 10:59 p.m. CST on September 26, 2017.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500  people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. Additional information can be found at www.aarcorp.com.

Contact: Jason Secore, Vice President, Treasurer | (630) 227-2075 | jason.secore@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2017. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

	Three Months Ended
Consolidated Statements of Income	August 31,
(In millions except per share data - unaudited)	2017	2016

Sales	$439.2	$404.8
Cost and expenses:
Cost of sales	374.7	343.3
Selling, general and administrative	48.0	44.8
Operating income	16.5	16.7
Interest expense, net	(1.7)	(1.3)
Income from continuing operations before income taxes	14.8	15.4
Income tax expense	4.2	5.5
Income from continuing operations	10.6	9.9
Loss from discontinued operations	—	(0.4)
Net income	$10.6	$9.5

Earnings per share — Basic
Earnings from continuing operations	$0.31	$0.29
Loss from discontinued operations	—	(0.01)
Earnings per share — Basic	$0.31	$0.28

Earnings per share — Diluted
Earnings from continuing operations	$0.31	$0.29
Loss from discontinued operations	—	(0.01)
Earnings per share — Diluted	$0.31	$0.28

Share Data:
Weighted average shares outstanding — Basic	34.0	33.9
Weighted average shares outstanding — Diluted	34.5	34.1

AAR CORP. and Subsidiaries

	August 31,	May 31,
Consolidated Balance Sheet Highlights	2017	2017
(In millions except per share data)	(Unaudited)

Cash and cash equivalents	$15.1	$10.3
Current assets	904.7	888.5
Current liabilities (excluding debt accounts)	310.1	333.1
Net property, plant and equipment	198.1	201.9
Total assets	1,531.7	1,504.1
Total debt	192.9	159.3
Stockholders’ equity	924.7	914.2
Book value per share	$26.73	$26.58
Shares outstanding	34.6	34.4

	Three Months Ended
Sales By Business Segment	August 31,
(In millions - unaudited)	2017	2016
Aviation Services	$371.3	$334.6
Expeditionary Services	67.9	70.2
	$439.2	$404.8

	Three Months Ended
Gross Profit by Business Segment	August 31,
(In millions- unaudited)	2017	2016
Aviation Services	$57.8	$53.4
Expeditionary Services	6.7	8.1
	$64.5	$61.5

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses net debt to evaluate its financial position and results and trends and believes it is useful for the reader of this press release.

	August 31,	August 31,
Net Debt	2017	2016
(In millions- unaudited)
Total debt	$192.9	$151.6
Less: Cash and cash equivalents	(15.1)	(7.9)
Net debt	$177.8	$143.7